[David J. Miller & Associates, LLP Letterhead]


                                   Consent of David J. Miller & Associates, LLP


The Board of Directors
Comdisco, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comdisco, Inc. of our reports dated January 21, 2000, relating to the statements of net assets available for benefits of Comdisco Retirement Plan (the "Plan") as of September 30, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which reports appear in this Annual Report on Form 11-K of the Plan filed with the Commission on March 31, 2000.

                                        /s/   David J. Miller & Associates, LLP
                                              March 31, 2000
                                              Deerfield, Illinois